Exihibit 10.57

OFFICE SPACE LICENSE AGREEMENT

Office Space License Agreement (“Agreement”) dated March 10, 2016 and effective as of January 1, 2016, by and between RELMADA THERAPEUTICS, INC., a Nevada Corporation (“Relmada”), and ACTINIUM PHARMACEUTICALS, INC., a Delaware Corporation (“Client”), with respect to the license of the portion identified in Exhibit A (the “Client Area”) of the portion of the 7th Floor of the office building located at 275 Madison Avenue, New York, New York (“Building”), upon and subject to the following terms, covenants and conditions.

A.          This lease is subject to and subordinate to the Lease Agreement (“Base Lease”) dated as of June 9, 2015, by and between GP 275 Owner, LLC (“Landlord”), and Relmada. The premises (“Base Lease Premises”) are the portion of the 7th Floor of the office building located at 275 Madison Avenue, New York, New York 10016, including 5,790 square feet.

B.          Client desires to obtain the use of the space designated as the Client Area on Exhibit A, which space is a part of the Base Lease Premises leased to Relmada under the Base Lease with the Landlord, and Relmada is willing to grant a license to use such portion of the Base Lease Premises to Client upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the Service Fee (as hereinafter defined) to be paid, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          CLIENT AREA. Relmada hereby grants the Client the right and license to use the Client Area during the Term (as hereinafter defined).

2.          TERM. The term of this Agreement shall be three (3) years (hereinafter “Term” to commence on January 1, 2016, (the “Commencement Date”), and expire on December 31, 2018 (hereinafter “Expiration Date”). Upon the expiration of the Term, this Agreement will automatically renew on a month-to-month basis unless or until either party gives the other party thirty (30) days prior written notice of termination. The word Term, as used in this Agreement, shall mean the initial Term plus all renewal Terms.

3.          SERVICE FEE; DEPOSIT. During the Term of this Agreement, Client shall pay to Relmada, in advance without offset or deduction, on or before the first day of each month, a service fee (the “Service Fee”) in the amount equal to Client’s “pro rata share” of (i) any Rent (as defined under the Base Lease) due and payable by Relmada under the Base Lease as of the first day of such month (or otherwise applicable to such month) and (ii) any other charges due and payable by Relmada for such month for any services described in this Agreement but not otherwise covered under the Base Lease; provided, however, that Client shall bear and pay for the entirety of any charges under the Base Lease and/or other services resulting solely from Client’s usage, requests, actions and/or omissions. Client’s “pro rata share” shall be calculated as the proportion of Client’s Area to the Base Lease Premises.  For clarity purposes only and without limiting any obligations of Client hereunder, the Service Fee shall include the following (all following defined terms shall have the meaning ascribed to them under the Base Lease): Minimum Rent and Additional Rent (including without limitation, Electricity Factor, Tax Payment, Capital Improvement charges, Operating Cost Increase, BID Payment, charges for any Services (including without limitation, HVAC, elevator, cleaning, trash removal and after hours and additional services)).  Client shall also be responsible to pay 50% of the capital improvement costs to build out the Base Lease Premises with such payments to be spread out in equal installments over the initial term of the Base Lease.

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Client shall pay the Service Fee for the first full month upon execution of this Agreement.  If the Commencement Date is not the first day of the month, or the Expiration Date is not the last day of the month, then the Service Fee will be pro-rated for any applicable partial month.  In addition, upon signing of this Agreement, Client shall pay to Relmada a deposit in an amount equal to three (3) months’ Service Fee (to be calculated using actual and estimated Rent under the Base Lease), which will be returned to Client upon satisfactory termination of this Agreement, after adjusting for any costs to repair damage caused to Client Area.

4.          CLIENT AREA.

(a)          Use. The Client Area may be used solely for general office and administrative purpose and for no other purpose.

Neither Client nor any Client Party shall use any portion of the halls, corridors, stairways, elevators or other public portions of the Building or any entranceways, sidewalks or roadways adjoining the Building in any manner which would cause any unreasonable congestion or in any way impede the flow of pedestrian traffic outside of the Premises or the Building.

Client shall not, and shall not permit any Client Party or any other person to, access or attempt to access any records, confidential information, systems, or communications of Relmada, and shall at all times comply with, and ensure the compliance of Client Parties and others present in the Client Area with, all Relmada Information Systems and physical security policies and procedures. Client shall not use the Client Area or any Client Services as described on Exhibit B in any manner that violates any applicable law, regulation or other legal requirement or that could cause Relmada to fail to comply with any law or regulation applicable to it or its business. The services provided to Client, including without limitation the Client Services, are provided to Client solely to enable Client to perform its business and shall not be used for any other purpose.

Relmada shall not, and shall not permit any Relmada employee or visitor to, access or attempt to access any records, confidential information, systems, or communications of Client and shall not access the Client Area except as permitted by this Agreement or the Base Lease.

(b)          Client Alterations. Client shall make no alterations, installations, additions, or improvements in or to the Client Area without Relmada’s prior written consent, which shall in Relmada’s sole discretion.

(c)          Furnishings. Client shall use its own equipment and furniture, which are and shall remain the property of Client, with the exception of a photocopier [INSERT DESCRIPTION] which shall be shared by Client and Relmada, which is and shall remain the property of Relmada.

(d)          Common Areas. Client shall have the right of access and use of common area of the Base Lease Premises. Client shall follow Rules and Regulations set forth or hereafter adopted by Relmada and/or the Landlord for the use of the Common Areas.

(e)          Surrender of Client Area. Upon the Expiration Date or sooner termination of this Agreement, Client shall (i) peacefully quit and surrender the Client Area to Relmada in the condition the Client Area was in on the Commencement Date, broom clean, in good order and condition, ordinary wear and tear expected and (ii) remove from the Client Area at its sole expense all of its personal property.

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5.          CONDITION OF CLIENT AREA. The Client Area is licensed to Client, and Client hereby accepts the Client Area, in its “AS IS” and “WITH ALL FAULTS” condition, without warranties, including, but not limited to, any warranty of merchantability or fitness for a particular purpose. The taking of possession of the Client Area by Client shall be conclusive evidence that as against Relmada and Landlord (i) Client accepts the Client Area as suitable for the purposes for which same is to be used; (ii) Clients accepts the Client Area and each and every part and appurtenance thereof as being in good and satisfactory condition; and (iii) Clients waives any defects in the Client Area and its appurtenances. Neither Landlord nor Relmada shall not be liable to Client or any of its agents, employees, licenses, servants or invitees for any injury or damage to person or property caused in whole or in part by the condition or deign or by any defect in the Client Area or its systems and equipment, and Client, with respect to itself and its agents, employees, licenses, servants, or invitees, hereby expressly assumes all risks or injury or damage to person or property, either proximate or remote, by reason of the condition of the Client Area.

6.          SIGNAGE. Relmada shall endeavor to request Landlord to place Client’s name on the Building Directory and on the elevator lobby of the Building, if and only if the Building elects to have a Building Directory and/or a directional sign on the elevator lobby, and if to the same extent as may be permitted pursuant to the Base Lease.

(i)          Client shall not exhibit, inscribe, paint or affix any sign, advertisement, notice or other lettering on any portion of the Building or the outside of the Base Lease Premises without the prior written consent of Relmada in each instance, which shall be at Relmada’s sole discretion in each instance.

(ii)          All signage or other lettering must have prior written approval by Relmada (in its sole discretion), and shall thereafter be installed by Client at Client’s sole cost and expense. Upon installation of any such signage or other lettering, such signage or lettering shall not be removed, changed or otherwise modified in any way without Relmada’s prior written approval (in its sole discretion).

(iii)          Client shall not exhibit, inscribe, paint or affix on any part of the Premises or the Building visible to the general public any signage or lettering including the words “temporary” or “personnel”.

(iv)          Any signage, advertisement, notice or other lettering which shall be exhibited, inscribed, painted or affixed by or on behalf of Client in violation of the provisions of this Subsection may be removed by Landlord and/or Relmada and the cost of any such removal shall be paid by Client as Additional Service Fees.

(v)          Client shall not permit any machinery, equipment, sign, banner or any other thing to protrude from the Premises to the exterior of the Building beyond any plane of the exterior windows of the Premises or beyond the Premises within the interior of the Building.

(vi)          Client shall have no right to use any window in the Premises for any sign or other display that is designed principally for advertising or promotion.

7.          SERVICES.

(a)           Basic Services.

(i)          Utility services. Utility services include normal and customary electricity, water, gas, heat and wastewater service, to the same extent and at the same rate as provided pursuant to the Base Lease.

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(ii)          Janitorial services in the Client Area, to the same extent and at the same rate as provide pursuant to the Base Lease.

(iii)          Use of conference rooms on a limited, as available basis.

(iv)          Use of the common kitchen facilities.

(v)          Internet services to the same extent and at the same rate as provided pursuant to the Base Lease or otherwise charged to Relmada. Incremental telecommunications charges, including but not limited to, international calling, conference calling, and other like costs are at the Client’s sole costs and expenses.

(b) Trash Removal/Building Access. The terms and provisions regarding trash Removal and Building Access as provided under the Base Lease, shall be incorporated herein and Client covenants and agrees, at its sole cost and expense, to comply with all such provisions as the same may be amended from time to time.

(c) After Hours and Additional Service Fee. Ordinary Building Hours” are 8:30 a.m. to 6:00 p.m. on business days, Monday through Friday, except Holidays, or such other dates and times set by Landlord from time to time. Any request for after hour services such as air-conditioning, heating, freight elevator services or additional janitorial services must be coordinated with the designated Relmada representative. All after hours and additional Service Fees are at the cost and expense of the Client. As of the date of this Agreement, the current Landlord’s charge for: (a) heat during Overtime Periods is $300.00; (b) air conditioning during Overtime Periods is $500.00 per hour and (c) freight elevator during Overtime Periods is $150.00 per hour (and must be used in minimum four (4) hour increments).

(d) Service Interruptions. Any failure or defect in Relmada’s hereinabove described service shall not be construed as an eviction of Client nor entitle Client to any reduction, abatement, offset, or refund of Service Fees or to any damages from Relmada. Relmada shall not be in breach or default under this Agreement for any such failure or defect. Relmada shall notify Landlord of such failure or defect after Relmada receives written notice thereof and request Landlord remedy/repair such failure or defect. Under no circumstances shall Relmada have any liability for landlord’s failure to provide and services and make any repairs to the Client Area.

(e) Parking. Client acknowledges that Relmada does not provide parking to Client.

8.          CLIENT REPAIRS. Client shall, at Client’s sole cost and expense, keep the Client Area in good condition and repair, ordinary wear and tear accepted. Any injury or damage to the Client Area, or the appurtenances or fixtures thereof, caused by or resulting from the act, omission, or neglect of Client or Client’s officers, employees, agents, contractors or invitees (“Client’s Parties”) shall be repaired or replaced by the Client. If Client fails to maintain the Client Area or fails to repair or replace such damage, Relmada may, but shall not be obligated to, cause such repair or replacement to be done, as Relmada deems necessary, and Client shall reimburse Relmada for all reasonable third party costs related thereto within ten (10) business days following Relmada’s demand therefore.

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9.          SUPPLIES/MISCELLANEOUS REIMBURSEMENT. Client shall reimburse Relmada, upon demand, for Client’s “pro rata share” of all costs of shared office supplies (by way of example only, items such as copy paper, ink, toner, etc.) and pantry items purchased by and/or charged to Relmada. To the extent that Client uses any services or supplies provided by Relmada but not otherwise included in this Agreement, Client shall reimburse Relmada, upon demand, for Client’s “pro rata share” of the same. In addition, Client shall reimburse Relmada for Client’s “pro rata share” of any items, charges and costs billed to Relmada as a result of, or in connection with occupancy of the Base Lease Premises; provided, however, that any items, charges and costs resulting from Client’s sole usages, requests, acts and/or omissions (such as security cards, keys, etc…) shall be paid in their entirety by Client.

10.          INSURANCE AND INDEMNIFICATION.

(a)          Insurance. Client shall obtain and thereafter maintain during the Term, on or before the Commencement Date, insurance coverage as required pursuant to the Base Lease.

All such policies shall contain a provision that the insurance company will not cancel or refuse to renew the policy, or change in any material way the nature or extent of the coverage provided by such policy, without first giving Relmada at least thirty (30) days’ written notice by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insureds and policy holder. Prior to the time such insurance is first required to be carried by Client and thereafter at least thirty (30) days prior to the termination of any existing policy, Client shall deliver to Relmada a certificate evidencing the effectiveness of the insurance policies required to be maintained hereunder. Each policy required hereunder shall contain a clause that the policy and the coverage evidenced thereby shall be primary, and that any coverage carried by Relmada shall be excess insurance. The limits of the insurance required under this Article shall not limit the liability of Client under this Agreement. In the event that Client fails to continuously maintain insurance as required hereby, Relmada may, at its option and without relieving Client of any obligation hereunder, order such insurance and pay for the same at the expense of Client. In such event, Client shall repay the amount expended by Relmada, with interest thereon, as Additional Service Fee. Client acknowledges that neither Landlord nor Relmada will carry insurance on and shall not be responsible for damage to, Client’s Alterations, fixtures, furnishings, equipment or other property, and that neither Landlord nor Relmada shall not carry insurance against, or be responsible for any loss suffered by Client due to, interruption of Client’s business.

(b)          Indemnification. Neither Landlord nor Relmada shall be responsible or liable to Client, or to any person claiming through Client, and Client shall indemnify and hold harmless each of Landlord and Relmada, from and against any and all liability, damages, actions, claims, costs, and expenses (including reasonable attorneys’ fees) of whatever nature caused to Landlord and/or Relmada by an act, omission, neglect, or otherwise, of Client, its agents or employees, arising in connection with this Agreement, Client’s performance of its obligations and duties under this Agreement, or Client’s use of the Building and the Client Area, including without limitation (a) any loss of, damage or injury to, any property at any time in or on Client Area or in or on the Building from theft, fire, bursting pipes, leakage, dampness, or any other cause whatsoever or (b) for any injury, including death, to any Client’s employees, agents, or invites at the Client Area or any part of the Building, caused by the Client.

(c)          Waiver of Subrogation. Relmada and Client waive any and all rights of recovery, claim, action or cause of action against each other, its agents, officers, or employees for any loss or damage that may occur to the Client Area, any improvements thereto, or any personal property therein by reason of any casualty required to be insured against under the terms of this Agreement or the Base Lease and covenants that no insurer shall hold any rights of subrogation against such other party.

(d)          Casualty. If the Building, the Base Lease Premises and/or the Client Area, or any portion thereof shall be damaged by fire or other casualty, the applicable terms and provisions of the Base Lease shall apply.

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(e)          Condemnation. If any part of the Building is taken for any public or quasi-public use, by right of eminent domain or otherwise, or is sold in lieu of condemnation, then either party hereto shall have the right, at its option, to terminate this Agreement as of the date when physical possession of the Building is taken by the condemning authority. All amounts awarded shall belong to Landlord and/or Relmada, and Client shall not be entitled to, and expressly assigns all claims, rights, and interests to, any such compensation to Landlord.

(f)          Limitation on Liability of Relmada. Notwithstanding anything stated or implied to the contrary in this Agreement, the liability of Relmada to Client for any default by Relmada under the terms of this Agreement shall be limited to the interest of Relmada in the Base Lease, it being intended that Relmada or Relmada’s officers, employees, agents, contractors and invitees shall not be personally liable for any default, judgment on account of any default, or deficiency following a judicial foreclosure on the Base Lease.

11.          ENTRY. Upon reasonable prior notice to Client (except in the case of emergencies), Landlord or Landlord’s employee’s agents and contractors and/or Relmada or Relmada’s officers, employees, agents, contractors and invitees, as the case may be, shall have the right to enter the Client Area to fulfill their respective obligations under the Base Lease or this Agreement.

12.          SUBORDINATION. This Agreement is and shall be subject and subordinate to Base Lease which may now or hereafter encumber or affect the Client Area or the Building, and to all renewals, modifications, consolidations, replacements and extensions of the Base Lease.

13.          ASSIGNMENT AND SUBLETTING. Client shall not, voluntarily or by operation of law, sublease the Client Area or any part thereof, or assign, transfer, mortgage, pledge, or encumber this Agreement.

14.          DEFAULT.

(a)          Default by Client. Each of the following shall constitute a “Default” by Client:

(i)          The failure of Client to pay any sum when due, and such failure continues for a period of five (5) days after written notice thereof has been given by Relmada to Client; provided, however, that Relmada shall not be required to give such written notice more than two (2) times in any one calendar year.

(ii)          Client shall become insolvent or unable to pay its debts as they become due, or Client notifies Relmada that it anticipates either condition; or Client files a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time; or a petition shall be filed against Client under such statute or Client notifies Relmada that it knows such a petition will be filed and such petition is not withdrawn or dismissed within sixty (60) days of filing; or a receiver or trustee is appointed to take possession of substantially all of Client’s assets located at the Client Area or of Client’s interest in this Agreement is legally attached or seized.

(iii)          Client shall fail to perform, in whole or in part, any of the other obligations under this Agreement and such failure or non-performance continues for a period of five (5) days after written notice thereof has been given by Relmada or Client. Or

(iv)          Client shall vacate or abandon all or any portion of the Client Area.

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(b)          Relmada’s Right upon Default by Client. If a Default occurs, then at any time thereafter, prior to the curing thereof, with or without notice or demand, Relmada may exercise any and all rights and remedies available to Relmada under this Agreement, at law, or in equity, including without limitation termination of this Agreement. In the event of a Default, Relmada may, with or without additional notice and without court proceedings, re-enter by changing the locks and repossess the Client Area and remove all persons and property there from, and Client hereby agrees to surrender possession of the Client Area and waives any claim arising by reason thereof or by reason of issuance of any distress warrant or writ of sequestration and agrees to hole Relmada harmless from any such claims. In the event Relmada retakes possession of the Client Area, Relmada shall have the right, but not the duty, to remove all or any art of the personal property located therein, and may place the same in storage at a public warehouse at the expense and risk of the Client.

(c)          Costs. If either party defaults under this Agreement, and the rights and remedies of the respective parties are contested at law or in equity (or through arbitration, if both parties agree to arbitration), then the losing party shall reimburse the prevailing party for all of its reasonable attorney’s fees and court costs, plus interest.

(d)          Interest. All late payments of any amounts due under this Agreement shall bear interest from the date due until paid at four percent (4%) interest or at prime plus three percent (prime + 3%) whichever is the largest.

(e)          No Implied Waiver. The failure of Relmada to insist at any time upon the strict performance of the covenant or agreement or to exercise any option, right, power or remedy contained in this Agreement shall not be construed as a waiver thereof. The waiver of any violation of any term, covenant, agreement or condition contained in this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. No express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. A receipt by Relmada of any Service Fee with knowledge of the breach of any covenant or agreement contained in this Agreement shall not be deemed a waiver of such breach, and no waiver by Relmada of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by Relmada.

15.          COMPLIANCE WITH LAWS. Client shall comply with all laws, ordinances, notices, rules and regulations, and orders of any Governmental Agencies, applicable to Client’s business then in effect or thereafter enacted or passed during the Term of the Agreement insofar as the Client Area is concerned.

16.          AMENDMENT. The Agreement may not be amended or modified except by written agreement signed by both Relmada and Client.

17.          HOLDOVER. If Client shall hold over or remain in possession of any portion of the Client Area for a period of thirty (30) days beyond the expiration of the Term or the earlier termination of this Agreement, then the Client shall be deemed tenant-at-will, terminable at any time, and shall be subject to all of the obligations of Relmada in the event of a holdover under the Base Lease.

18.          PARTIES AND SUCCESSORS. Subject to the limitations and conditions set forth elsewhere herein, this Agreement shall bind and inure to the benefit of the respective successors, legal representatives, and permitted assign of the parties hereto.

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19.          NOTICE. Except as otherwise provided herein, any notice or other communications which Relmada or Client may desire or be required to give to the other shall be in writing and shall be deemed sufficiently given or rendered if (i) delivered on person, or (ii) delivered by a courier service as evidenced by a written receipt for same, or (iii) sent by registered or certified mail, return receipt requested, addressed as follows:

To Relmada:	Relmada Therapeutics, Inc.
275 Madison Avenue, Suite 702
New York, NY 10016
Attn: Sergio Traversa, CEO
Email: st@relmada.com
Tel: 646-677-3854

To Client:	Actinium Therapeutics, Inc.
275 Madison Avenue, Suite 702
New York, NY 10016
Attn: Kaushik J. Dave Ph.D., MBA
Email: kdave@actiniumpharma.com
Tel: 732-609-1411

Or at such other address(es) as the other party shall designate from time to time by prior written notice or (iv) sent by telefax as evidenced by a confirmation of transmission produced by the sender’s telefax machine, and such notice shall be effective when the same is faced or is first attempted to be delivered as herein provided.

20.          OVERNING LAW.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)          Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including, any claim based upon a state or federal stature) will be settled by arbitration, before one arbitrator in accordance with the rules of the American Arbitration Association then in effect and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator will be selected by the parties, from a panel of attorney arbitrators experienced with the healthcare industry. Any arbitration shall be held in New York, New York, at the offices of the American Arbitrator Association. The language of arbitration shall be English. The arbitrator will have no authority to award damages not measured by the prevailing party’s actual damages, and may not, in any event, make any relief, finding, or award that does not conform to the terms and conditions of this Agreement. The parties shall share equally the costs of the arbitration and each party shall bear its own attorneys’ fees unless otherwise expressly authorized in this Agreement. Either party, before or during or after any arbitration, may apply to a court having jurisdiction for a temporary, provisional or permanent order of relief to protect its interests. Prior to initiation of arbitration, the aggrieved party will give the other party written notice, in accordance with this Agreement, describing the claim and amount as to which it intends to initiate arbitration.

21.          INABILITY TO PERFORM. Notwithstanding Section 23 below, whenever a period of time is herein prescribed for the taking of any action by Relmada, Relmada shall not be liable or responsible for, and shall be excluded from the computation of such period of time, any delays due to strike, riots, acts of Gods, shortage of labor or materials, war governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Relmada, and such nonperformance or delay in performance shall not constitute a total of partial eviction, constructive or otherwise.

22.          ENTIRE AGREEMENT. This Agreement, including all Exhibits attached hereto (which Exhibits are hereby incorporated herein and shall constitute a portion hereof), contains the entire agreement between Relmada and Client with respect to the subject matter hereof.

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23.          TIME OF ESSENCE. Time is of the essence of this Agreement and each and all of its provisions in which performance is a factor.

24.          SEVERABILITY. It is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision invalid and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to other persons or circumstances, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

25.          NO REPRESENTATIONS. Neither Relmada nor Relmada’s officers, employees, agents, and contractors have made any representations or promises with respect to the Client Area except as herein expressly set forth, and no rights, easements, or licenses area acquired by Client by implication or otherwise except as expressly set forth in the provision of this Agreement.

26.          BASE LEASE EXPIRATION/TERMINATION. Upon the expiration or termination of the Base Lease, this Agreement shall automatically terminate.

27.          COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, all of which counterparts taken together shall constitute the entirety of this Agreement.

28.          CONFIDENTIALITY. Client acknowledges that the terms and conditions of this Agreement are to remain confidential for Relmada’s benefit, and may not be disclosed by Client to anyone, by any manner or means, directly or indirectly, without Relmada’s prior written consent. The consent by Relmada to any disclosures shall not be deemed to be a waiver on the part of Relmada of any prohibition against any future disclosure.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Relmada and Client have executed this Agreement as of the date first above written.

RELMADA THERAPEUTICS, INC.

By	/s/ Kulendiran Purushothaman
Name: Kulendiran Purushothaman
Title: Vice President of Finance

ACTINIUM PHARMACEUTICALS, INC.

By	/s/ Kaushik J. Dave
Name: Kaushik J. Dave
Title: Chief Executive Officer

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EXHIBIT A

Floor Plan of Premises

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EXHIBIT B

Client Services

1.           Telephone Equipment, Telephone Numbers, Telecommunication Services

●	VoIP telephone handset with assigned phone – one (1) connection per desk.

Relmada maintains control and any assignment, leasing, or ownership of any and all telephone numbers that may be assigned to Client, and reserves in its sole discretion the right to change or replace any and all phone numbers. The only exception is any telephone numbers that Client has ported to Relmada, in which case, Client retains the right to use those numbers, and port them from Relmada.

●	Local and Long Distance Service – free local, local long distance and domestics U.S. long distance (except to Puerto Rico and U.S Virgin Islands) per month. International calling, conference calling, efax and others are at Client’s expense.

●	Hot wired internet connection – one (1) connection per desk

●	Relmada requires Client to submit paperwork to add and remove connections, and will provide said paperwork to Client upon request.

2.           Limitation of Warranties and Damages

(a)	Relmada expressly disclaims all warranties of any kind, whether express or implied.

(b)	Neither Relmada, nor any business affiliates of Relmada makes any warranty that the Client Services will meet Client’s requirements, or that the Client Services will be uninterrupted, timely, secure, or error free. However, Relmada will make reasonable efforts to fix any defects in the services.

(c)	Client understands and agrees that any material and/or data downloaded or otherwise obtained through the use of the Client Services is done at Client’s own discretion and risk and that Client will be solely responsible for any damage to Client’s computer system or loss of data that results from the download of such material and/or data.

(d)	Neither party nor any of their business affiliates shall be liable for any indirect, incidental, special, or consequential damages the other may incur in connection with this Agreement including, but not limited to damages for lost revenue, lost profits, lost use, lost goodwill (or similar financial loss), any payment made to a third party, or for interrupted communications, lost information or data, cost of procurement of substitute goods or services, loss or damages resulting from interception of communications by third parties, or lost profits arising out of or in connection with this Agreement, even if a party has been advised of the possibility of damages, or any claim by any other party. This limitation of damages provision is understood to be an allocation of risk between the parties, which is completely separate and independent from all other provisions of this Agreement.

(e)	Except in the instances of gross negligence, willful misconduct, or unlawful acts on the part of Relmada, including any of Relmada’s employees, affiliates or assigns, Client agrees to defend, indemnify, and hold harmless Relmada, their employees, directors, officers, agents, and business affiliates, and their respective successors and assignees from, and against, any and all liabilities, damages, losses, costs and expenses, including attorneys’ fees, caused by or arising out of claims based upon the use of Client’s account, the content contained in any communications that have been sent or received through Relmada’s Client Services or Relmada equipment, or any acts or omissions of Client, including any claim of libel, defamation, unlawful, unfair or deceptive acts or practices, violation of rights of privacy or publicity, loss of service by other subscribers, and infringement of intellectual property or other rights by the contents of its emails.

(f)	Relmada does not represent or warrant to Client that Client will receive continual and uninterrupted service during the Term of this Agreement. In no event shall Relmada be liable to Client for any damages resulting from or related to any failures or delay of Relmada to provide service under this Agreement if such delays or failures are due to strikes, riots, fire, inclement weather, acts of God, theft or vandalism or others caused beyond Relmada’s control, as defined by standard practices in the hosting and disaster recovery industry. Relmada will be liable for damages sustained by Client arising from Relmada, including Relmada’s employees, its agents, in the event Relmada gross negligence, willful misconduct, or unlawful act.

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